Exhibit 99.1

Guardion Health Sciences Reports 2019 Year End Results and Provides Corporate Update and Overview

—Growing portfolio of synergistic assets and proprietary technologies

—Focusing on scalable market opportunities to drive Company’s growth initiatives

—Maintaining vision lifestyle and eye health with medical foods and condition-specific nutraceuticals is a key element of Company’s plans

San Diego, California - March 30, 2020 - Guardion Health Sciences, Inc. (“Guardion” or the “Company”) (Nasdaq: GHSI), a company (i) that has developed medical foods and medical devices in the ocular health marketplace and (ii) that is developing condition-specific nutraceuticals that the Company believes will provide supportive health benefits to consumers, announced today its financial results for the year ended December 31, 2019. Guardion also provided a corporate update and product overview.

“Over the course of 2019, we made significant progress in expanding our business profile by adding synergistic assets to our growing portfolio. We believe our portfolio contains an array of market-leading products, and our efforts are focused on obtaining wider adoption of these unique products by physicians and their patients, and by consumers,” commented Michael Favish, CEO of Guardion.

2019/2020 Corporate Highlights

●	Closed $16.2 million in underwritten public offerings during 2019, including the Company’s initial public offering and listing of its common stock on the Nasdaq Capital Market in April 2019;

●	Received proceeds of $3.5 million from the exercise of warrants during March 2020;

●	Selected by Malaysian company, Ho Wah Genting Berhad (“HWGB”), in February 2020, to leverage Guardion’s NutriGuard business line to develop an immune-supportive formula designed to provide immuno-supportive benefits;

●	Announced plans in February 2020 to develop a proprietary immuno-supportive complex, labeled acuMMUNE, designed with the objective of supporting effective immune function, under its NutriGuard business line (trademark registration pending);

●	In October 2019, received approval from the United States Patent and Trademark Office for expanded claims for the Company’s proprietary medical device, the MapcatSF®; and

●	In October 2019, announced statistically significant blood assay study results evaluating Lumega-Z, demonstrating 40 times higher blood concentration levels of Mesozeaxanthin from Lumega-Z, as compared to standard AREDS2 over-the-counter gel caps.

“We are pleased with the steady growth in revenue from our flagship medical food, Lumega-Z. We have also received significant interest from customers on the recent launch of the second generation of the VectorVision® CSV-2000 contrast sensitivity device. We attribute the drop in sales of our legacy CSV-1000 device in 2019 to physicians delaying their orders until our second generation CSV-2000 device became available, and we expect to regain traction in the coming quarters. We believe over the past year we have set the stage to propel the Company into its next phase of growth and, importantly, to drive significant value for our shareholders,” added Mr. Favish.

Product Portfolio Overview

Lumega-Z®: Currently distributed regulated vision-specific medical food designed to replenish and restore the macular protective pigment.

●	Data presented at the Association for Research in Vision and Ophthalmology (AVRO) 2019 Annual Meeting, demonstrated that patients who used Lumega-Z for 12 consecutive months were associated with significant improvement in Frequency Doubling Technology pericentral function among patients with severe glaucoma who had previously shown degeneration despite having had excellent intraocular pressure control.

●	Data from a separate study also presented at ARVO showed that patients with drusen and at risk of vision loss from macular degeneration treated with Lumega-Z for 6 months showed improvements in vision, as measured by contrast sensitivity. Similar patients treated with standard over-the-counter AREDS2 gel caps showed no change.

VectorVision®: Standardization system specializing in contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS acuity vision testing.

●	Sales of second generation device, the CSV-2000, the only computer-generated vision testing instrument available, commenced in February 2020.

NutriGuard™: High-quality, condition-specific nutraceuticals, which are designed to supplement consumers’ diets, allowing the Company to enter the direct-to-consumer (“DTC”) marketplace.

●	Developing an immune-supportive formula, acuMMUNE, designed to provide immuno-supportive benefits to its users.

●	The Company is currently in the process of manufacturing and packaging acuMMUNE at contract facilities in the United States and expects that this product will be available for sale beginning in mid-April 2020.

GlaucoCetin™: First vision-specific product designed to support and protect the mitochondrial function of optic nerve cells in patients with glaucoma.

MapcatSF®: Patented device for accurate measurement of macular pigment density.

Transcranial Doppler Solutions, Inc. (“TDSI”): Ultrasound technology to assess intracerebral blood flow within the brain and eyes to help detect potential stroke risk in patients and stenosis of ophthalmic artery; utilized in the identification of early predictors of eye disease.

Mr. Favish concluded, “The safety and wellness of our employees, customers and community remains of the upmost importance to us and we are actively monitoring the evolving situation with the coronavirus. We remain vigilant and have implemented multiple risk mitigation strategies to ensure the least amount of disruption to our business as possible. Although trade shows have been cancelled or postponed, we have shifted outreach efforts to conducting webinars and video conferencing, and to other methods of reaching our target audiences. We are also focusing on new business opportunities both in the United States and internationally as a result of the impact of the coronavirus.”

Summary of Financial Results for Fiscal Year 2019

For the year ended December 31, 2019, revenue from product sales was $902,937 compared to $942,153 for the year ended December 31, 2018, resulting in a decrease of $39,216 or 4%. The decrease is primarily due to the transition of sales and manufacturing efforts away from our VectorVision CSV-1000 device. Although the CSV-1000 will continue to be sold, the Company intends to put a greater emphasis on sales and marketing efforts of the new CSV-2000 device. The Company commenced sales of the next generation CSV-2000 device in February 2020. For the year ended December 31, 2019, revenue from medical foods was $444,657 compared to $332,795 for the year ended December 31, 2018, resulting in an increase of $111,862 or 34%.

For the year ended December 31, 2019, gross profit was $561,622 compared to $543,974 for the year ended December 31, 2018, resulting in an increase of $17,648 or 3% due to pricing and product mix changes. Gross profit represented 62% of revenues for the year ended December 31, 2019, versus 58% of revenue for the year ended December 31, 2018.

For the year ended December 31, 2019, the Company incurred a net loss of $10,878,308, compared to a net loss of $7,767,407 for the year ended December 31, 2018. The increase in net loss compared to the prior year period was primarily due to a non-cash goodwill impairment charge of approximately $1,564,000 related to VectorVision, as well as an increase in non-cash stock compensation costs of approximately $1,123,000.

The Company had approximately $11.1 million in cash and cash equivalents at December 31, 2019.

About Guardion Health Sciences, Inc.

Guardion is a specialty health sciences company (i) that has developed medical foods and medical devices in the ocular health marketplace and (ii) that is developing condition-specific nutraceuticals that the Company believes will provide medicinal and health benefits to consumers. Information and risk factors with respect to Guardion and its business, including its ability to successfully develop and commercialize its proprietary products and technologies, may be obtained in the Company’s filings with the SEC at www.sec.gov.

Guardion Health Sciences, Inc.

Consolidated Balance Sheets

December 31,	
	2019	2018
Assets		
Current assets		
Cash	$ 11,115,502	$ 670,948
Accounts receivable	78,337	28,203
Inventories	310,941	357,997
Prepaid expenses	362,938	47,773
Total current assets	**11,867,718**	**1,104,921**
Deposits	11,751	11,751
Property and equipment, net	374,638	274,804
Right of use asset, net	572,714	-
Deferred offering costs	-	270,000
Intangible assets, net	50,000	456,104
Goodwill	-	1,563,520
Total assets	**$ 12,876,821**	**$ 3,681,100**
Liabilities and Stockholders' Equity		
Current liabilities		
Accounts payable and accrued liabilities	$ 129,132	$ 413,925
Accrued expenses and deferred rent	116,211	81,412
Derivative warrant liability	13,323	-
Lease liability - current	151,568	-
Total current liabilities	**410,234**	**495,337**
Lease liability – long term	434,747	-
Total liabilities	**844,981**	**495,337**
Commitments and contingencies		
Stockholders' Equity		
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2019 and December 31, 2018	-	-
Common stock, $0.001 par value; 250,000,000 shares authorized; 74,982,562 and 20,564,328 shares issued and outstanding at December 31, 2019 and December 31, 2018	74,983	20,564
Additional paid-in capital	57,468,528	37,798,562
Accumulated deficit	(45,511,671)	(34,633,363)
Total stockholders' equity	**12,031,840**	**3,185,763**
Total liabilities and stockholders' equity	**$ 12,876,821**	**$ 3,681,100**

Guardion Health Sciences, Inc.

Consolidated Statements of Operations

Forward-Looking Statement Disclaimer

With the exception of the historical information contained in this news release, the matters described herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan, the impact of the coronavirus (COVID-19) on the Company’s business and the economy in general, and the Company’s ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Guardion Health Sciences, Inc.

15150 Avenue of Science, Suite 200

San Diego, CA 92128

Ph 858-605-9055; Fax 858-630-5543

www.guardionhealth.com

Investor Contact:

Jenene Thomas

JTC Team, LLC

T: +1 (833) 475-8247

GHSI@jtcir.com

Michael Porter

Porter, LeVay & Rose, Inc

T: +1 (212) 564-4700

mike@plrinvest.com